Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 81 to Registration Statement No. 811-04861 on Form N-1A of our report dated February 19, 2013, relating to the financial statements and financial highlights of Fidelity VIP Investment Grade Central Fund, a fund of Fidelity Garrison Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the year ended December 31, 2012, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts

February 25, 2013